Exhibit 99.1
For further information, contact:
Danial J. Tierney, Executive Vice-President
Office: (503) 257-8766, Ext. 279
Fax: (503) 251-5473 / E-mail: dantierney@trm.com
TRM Corporation Reports Q2 2005 Financial Results
PORTLAND, Oregon, August 11, 2005 — TRM Corporation (NASDAQ: TRMM) today reported financial results for the second quarter ended June 30, 2005, which include record earnings of $2.9 million for the period.
Recent highlights include the following, as compared to Q2 2004:
•	Gross sales more than doubled to $61.4 million from $28.8 million

•	Net sales increased 47% to $33.2 million from $22.5 million

•	EBITDA increased 73% to $11.0 million compared to $6.4 million

•	Operating income increased 26% to $5.2 million from $4.1 million

•	ATM operating income quadrupled to $5.0 million from $1.2 million
During Q2 2005, gross sales increased 113% to $61.4 million from $28.8 million in Q2 2004. The increase was generated by the Company’s ATM business, which had total gross sales of $50.3 million for the quarter compared to $15.4 million for the same period in 2004. Consolidated net sales were $33.2 million, a 47% increase compared to $22.5 million for the prior year period. The increase in net sales during the quarter as compared to the prior year period reflects the addition of approximately 15,700 ATM’s resulting from the acquisition of the eFunds Corporation ATM network offset by a $1.8 million or 17% decline in net sales from the photocopy business. Net sales also reflects increased sales discounts, as the ATM revenue mix shifted from primarily full placement to predominately merchant owned ATMs due to the acquisition of the eFunds ATM portfolio.
Cost of sales during Q2 2005 increased 38% to $16.7 million from $12.1 million in Q2 2004. The increase in cost of sales reflects increased ATM unit count and transaction volume. As a result of the growth in net sales, offset by the increase in cost of sales as described above, gross profit increased 58% to $16.5 million from $10.4 million last year.
Selling, general and administrative (SG&A) expenses were $11.3 million, up 79%, compared to $6.3 million in Q2 2004. The increase in SG&A primarily reflects increased labor expense necessary to accommodate the Company’s expanding business, a $2.1 million increase in amortization expense relating to ATM contracts acquired in 2004, and a $1.0 million increase related to the existing services agreement with eFunds Corporation.
EBITDA was $11.0 million in Q2 2005 as compared to $6.4 million for the prior year period, an increase of 73% (See Attachment: Reconciliation of EBITDA to Net Income).

In Q2 2005 net income from continuing operations available to common shareholders increased 40% to $2.9 million compared to $2.0 million in Q2 2004. Net income included interest expense of $2.5 million and $0.9 million of expenses associated with the transition of the eFunds ATM portfolio, partially offset by a $0.7 million settlement gain with our directors and officers’ insurer and a $0.7 million tax benefit. Net income was $0.19 per diluted share in Q2 2005 compared to $0.23 in Q2 2004. There was an average of 14.8 million diluted shares outstanding in Q2 2005 compared to 8.7 million in Q2 2004.
During Q2 2005, the Company incurred certain expenses related to the eFunds ATM network transition, as described below, which continue to decline since the date of acquisition:
•	$0.6 million in Cost of Sales expenses related to operational expenses associated primarily with inefficiencies in armored car, cost of vault cash and third party service.

•	$0.3 million in SG&A expenses due to delayed staffing reductions and temporary labor needs during the quarter.
For the six months ended June 30, 2005, the Company reported gross sales of $120.2 million, up 120% from $54.8 million in the prior year’s comparable period. Net sales were $66.6 million, up 53% from $43.5 million in the first six months of 2004. Gross profit increased 56% to $32.4 million from $20.8 million last year, and operating income was $9.8 million, up 17% from $8.4 million in the first six months of 2004.
The Company reported EBITDA of $20.7 million for the first six months of 2005, up 65% compared to $12.6 million in the first six months of 2004 (See Attachment: Reconciliation of EBITDA to Net Income).
For the first six months of 2005, income from continuing operations was $4.5 million as compared to $5.4 million in the prior year’s comparable period. Net income from continuing operations available to common shareholders increased to $4.3 million for the six month period compared to $3.9 million in last year’s comparable period. Net income was $0.30 per diluted share compared to $0.45 in the first half of 2004. There was an average of 14.6 million diluted shares outstanding in the first six months of 2005 compared to 8.4 million for the same period in 2004.

SEGMENT HIGHLIGHTS
ATM

($ millions)	Q2 2005	Q2 2004	% Change
Sales	50.3	15.4	227%
Discounts	26.3	3.9	574%
Net Sales	24.0	11.5	109%
Gross Profit	12.5	4.9	155%
Operating Income	5.0	1.2	317%
Gross Margin (% net sales)	52%	43%
Operating Margin (% net sales)	21%	10%
ATM Sales Drivers:
Total units (period ending)	21,937	4,616	375%
Total withdrawals (millions)	20.2	5.2	289%
Ave. monthly withdrawals per unit	333	408	(18%)
Ave. sales per withdrawal	2.31	2.80	(18%)
Ave. monthly sales per unit	771	1,142	(32%)
The increase in ATM sales and net sales reflects significantly more ATM units overall, a result of acquisitions during 2004 (in particular the eFunds ATM network acquisition) as well as organic net new unit growth. Specifically, the average number of ATMs in the TRM network during the second quarter of 2005 increased to nearly five times the average in the same period in 2004. ATM operating income increased to $5.0 million, an operating margin of 20.8%, from $1.2 million, an operating margin of 10.4%, in the second quarter of 2004. This reflects increasing economies of scale in the ATM business, as net new units are integrated into the Company’s existing cost structure.
The difference in growth rate between gross sales and net sales reflects sales discounts, which represent the portion of gross sales retained by merchants, which increase as the ATM revenue mix shifts from primarily full placement to mostly merchant owned ATMs. The majority of contracts acquired in 2004 were with retail partners who own their ATMs, provide their own cash, and as a result, receive the majority of the surcharge.
The decreases in average monthly withdrawals per unit, average sales per withdrawal, and average monthly sales per unit are an expected result of the acquisition of the eFunds ATM portfolio. The ATMs acquired from eFunds are largely merchant owned, and have substantially fewer withdrawals per ATM per month and lower sales per ATM than the Company’s historical averages.
Organic growth in the ATM business consisted of 676 net new ATM placements in the first six months of 2005. Management expects limited growth of net new unit placements in the second half of 2005, excluding new unit gains that may result from possible acquisitions. The Company expects to focus upon redeployment and optimization of existing ATM units during the third and fourth quarters of 2005.

PHOTOCOPY

($ millions)	Q2 2005	Q2 2004	% Change
Sales	11.1	13.4	(17%)
Discounts	1.9	2.4	(21%)
Net Sales	9.2	11.0	(17%)
Gross Profit	4.0	5.6	(29%)
Operating Income	2.1	2.9	(27%)
Gross Margin (% net sales)	43%	51%
Operating Margin (% net sales)	23%	26%
Photocopy Sales Drivers:
Total units (period ending)	24,125	25,285	(5%)
Total photocopies (millions)	131.7	162.7	(19%)
Average monthly copies per unit	1,821	2,128	(14%)
Sales per copy	$0.084	$0.083	1%
Average monthly sales per unit	$154	$176	(13%)
The decrease in net sales for Q2 2005 reflects a reduction in deployed units as TRM continued a program of eliminating lower volume sites that were unprofitable, and experienced lower transaction volumes per unit when compared to the prior year period. The 14% decline in average monthly copies per unit is due primarily to price increases that became effective in late 2003. The decline in operating income was primarily the result of lower copy volumes.
Photocopy operating income for the second quarter 2005 increased to $2.1 million from $0.5 million during Q1 2005. Photocopy price increases now underway had no material impact on photocopy performance during the period. Management anticipates that the Company will continue to implement photocopy price increases in the third and fourth quarters of 2005 with full impact being realized in early 2006.
Balance Sheet:
The Company’s long-term debt, consisting of commercial loans and capital leases, was $124.7 million at June 30, 2005, compared to $124.6 million at March 31, 2005 and $121.8 million at December 31, 2004. Shareholders’ equity at June 30, 2005 increased to $114.5 million compared to $113.5 million at March 31, 2005 and $111.7 million at December 31, 2004, primarily as a result of the Company’s continued profitability.
Recent Events:
On August 4 2005 the Company liquidated its investment in common stock of a UK competitor, resulting in a net gain of $1.9 million to be recognized in Q3 2005.
FORWARD LOOKING STATEMENTS
Statements made in this news release that are not historical facts are forward-looking statements. Actual results may differ materially from those projected in any forward-looking statement.

Specifically, there are a number of important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, such as consumer demand for our services; access to capital; maintaining satisfactory relationships with our banking partners; technological change; our ability to control costs and expenses; competition and our ability to successfully implement our planned growth. Additional information on these factors, which could affect our financial results, is included in our SEC filings. Finally, there may be other factors not mentioned above or included in our SEC filings that could cause actual results to differ materially from those contained in any forward-looking statement. Undue reliance should not be placed on any forward-looking statement, which reflects management’s analysis only as of the date of the statement. We assume no obligation to update any forward-looking statements as a result of new information, future events or developments, except as required by federal securities laws.
- Attachments 1, 2, 3 and 4 follow -

Attachment 1
TRM CORPORATION
Consolidated Results of Operations
(In thousands, except per share data)
(unaudited)

	Three Months Ended		Six Months Ended
	6-30-04*	6-30-05	6-30-04*	6-30-05
Sales	$28,840	$61,405	$54,755	$120,217
Less discounts	6,328	28,250	11,227	53,657

Net sales	22,512	33,155	43,528	66,560
Cost of sales	12,091	16,675	22,710	34,174

Gross profit	10,421	16,480	20,818	32,386
Selling, general and administrative expense	6,297	11,277	12,416	22,540

Operating income	4,124	5,203	8,402	9,846

Other expense:
Interest	249	2,519	493	4,747
Other, net	74	(718)	227	(811)

Income from continuing operations before provision for income taxes	3,801	3,402	7,682	5,910
Provision for income taxes	1,033	540	2,320	1,398

Income from continuing operations	2,768	2,862	5,362	4,512
Loss from discontinued operations	(60)	—	(141)	—

Net Income	$2,708	$2,862	$5,221	$4,512

BASIC AND DILUTED PER SHARE INFORMATION:

Income from continuing operations	$2,768	$2,862	$5,362	$4,512
Preferred stock dividends	(371)	—	(746)	(147)
Income allocated to Series A preferred shareholders	(350)	—	(686)	(57)

Income from continuing operations available to common shareholders	$2,047	$2,862	$3,930	$4,308

Weighted average common shares outstanding	7,509	13,972	7,331	13,692

Basic income (loss) per share:
From continuing operations	$0.27	$0.20	$0.54	$0.31
From discontinued operations	(0.01)	—	(0.02)	—

Net income	$0.26	$0.20	$0.52	$0.31

Weighted average common shares outstanding, assuming dilution	8,663	14,775	8,430	14,580

Diluted income (loss) per share:
From continuing operations	$0.24	$0.19	$0.47	$0.30
From discontinued operations	(0.01)	—	(0.02)	—

Net income	$0.23	$0.19	$0.45	$0.30

*	Results for periods ended 06-30-04 restated to show results of software development segment as discontinued operations

Attachment 2
TRM Corporation
Consolidated Balance Sheet
(In thousands)
(unaudited)

	December 31,	June 30,
	2004	2005
Assets

Current assets:
Cash and cash equivalents	$5,576	$2,040
Accounts receivable, net	12,251	19,678
Income taxes receivable	115	344
Inventories	7,319	6,987
Prepaid expenses and other	5,011	4,263
Deferred tax asset	58	877

Total current assets	30,330	34,189

Equipment, less accumulated depreciation	72,265	72,136
Restricted cash — TRM Inventory Funding Trust	75,547	84,461
Goodwill	118,444	118,127
Other intangible assets, less accumulated amortization	51,241	46,500
Other assets	9,473	10,694

Total assets	$357,300	$366,107

Liabilities and Shareholders’ Equity

Current liabilities:
Accounts payable	$18,234	$12,713
Accrued expenses	8,891	7,558
Accrued expenses of TRM Inventory Funding Trust	154	161
Current portion of long-term debt	10,059	10,045
Current portion of obligations under capital leases	2,195	1,368

Total current liabilities	39,533	31,845

TRM Inventory Funding Trust note payable	74,105	83,212
Long-term debt	120,177	123,635
Obligations under capital leases	1,644	1,072
Deferred tax liability	8,168	10,133
Other long-term liabilities	241	219
Preferred dividends payable	220	—

Total liabilities	244,088	250,116

Minority interest	1,500	1,500

Shareholders’ equity:
Preferred stock	11,620	—
Common stock	81,075	92,853
Additional paid-in capital	63	63
Accumulated other comprehensive income	4,502	2,758
Retained earnings	14,452	18,817

Total shareholders’ equity	111,712	114,491

Total liabilities and shareholders’ equity	$357,300	$366,107

Attachment 3
TRM Corporation
Supplemental Data
(In thousands)
(unaudited)

	Three Months Ended		Six Months Ended
	6-30-04	6-30-05	6-30-04	6-30-05
Net sales:
ATM	$11,489	$23,966	$21,094	$48,492
Photocopy	11,023	9,189	22,434	18,068

	$22,512	$33,155	$43,528	$66,560

Operating income:*
ATM	$1,243	$4,954	$2,678	$10,847
Photocopy	2,881	2,115	5,724	2,604

	$4,124	$7,069	$8,402	$13,451

*	Operating income excludes unallocated corporate costs

Attachment 4
TRM Corporation
EBITDA Reconciliation
Q2 2005 vs. Q2 2004
(in millions — USD)

			2004				2005
	Q1	Q2	Q3	Q4	FY 04		Q1		Q2

Net income	$2.5	$2.7	$2.1	$0.5	$7.9	*	$1.7	**	$2.9	***
Add:
Interest expense	0.2	0.3	0.1	1.1	1.7		2.2		2.5
Provision for income taxes	1.2	1.0	1.3	0.3	3.8		0.9		0.5
Depreciation and amortization	2.2	2.4	2.4	4.0	11.0		4.9		5.1

EBITDA	6.2	6.4	6.0	5.8	24.4		9.7		11.0

*	Includes acquisition transitional expenses of approximately $2 million incurred during the quarter

**	Includes acquisition transitional expenses of approximately $1.3 million incurred during the quarter

***	Includes eFunds acquisition transitional expenses of approximately $0.8 million incurred during the quarter, offset by a $0.7 million insurance gain